Exhibit 99.1

ATC Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION RELEASES 2021 SUSTAINABILITY REPORT

Boston, Massachusetts – July 21, 2022 – American Tower Corporation (NYSE: AMT) today announced the release of its 2021 sustainability report. The report outlines the Company’s sustainability strategy which is built upon three core pillars—Environment, Social and Governance (ESG)—and provides a comprehensive overview of the actions the Company is taking as it strives to meet its objectives in these critical areas.

Through a dedicated focus on its sustainability strategy and commitment to positively impacting customers, employees, stockholders, suppliers and its served communities, American Tower continues to make strong advancements within each of its ESG pillars. The report highlights this progress against key quantitative and qualitative sustainability goals, including science-based greenhouse gas (GHG) emissions reduction targets and advancements on diversity, equity and inclusion.

Tom Bartlett, American Tower’s President and Chief Executive Officer, stated, “Our sustainability program is grounded in our strategic priorities to foster a more equitable culture for our employees, improve our operational efficiencies, support the needs of our customers, uphold ethics and integrity at every level of the organization and engage with our local communities. Steadfast commitment to these key priorities will be integral to our continued success, especially as we continue to grow our business in this technology-driven era.”

Key highlights from the 2021 report include:

•Adopted science-based GHG emissions reduction targets, approved by the Science Based Targets initiative, reflecting the goals set forth in the 2015 Paris Agreement and the Company’s efforts to limit future global warming to well below two degrees Celsius above pre-industrial levels
•Achieved 78% of the Company’s 2025 second-generation renewable energy goal by expanding its portfolio to include 58MW of solar capacity installed at almost 11,000 sites
•Established American Tower’s 308th Digital Community, achieving over 15% progress toward the Company’s goal of establishing 2,000 Digital Communities by the end of 2026
•Distributed nearly $6 million to communities globally through workplace giving and matching programs, volunteer events, disaster-relief donations and financial contributions from the American Tower Foundation
•Became a signatory to the United Nations (UN) Global Compact and the UN’s Women’s Empowerment Principles in early 2022, reinforcing the Company’s continued commitment to promoting and maintaining an ethical, diverse and inclusive culture

For more information on American Tower’s sustainability program and to view the Company’s 2021 Sustainability Report, please visit the “Sustainability” section of the Company’s website at www.americantower.com/sustainability.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 221,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2021 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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